EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192267 on Form S-3ASR of our report dated March 3, 2014, relating to the consolidated financial statements of PacifiCorp and subsidiaries appearing in this Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Portland, Oregon
March 3, 2014